Exhibit 10.1

AMENDED AND RESTATED
RETIREMENT AGREEMENT

     This Agreement dated as of 22nd day of August, 2003 between AmerUs Group Co., an Iowa Corporation (“AmerUs”) and Victor N. Daley, Executive Vice President, Chief Administration and Human Resources Officer of AmerUs and certain of its affiliates (“Mr. Daley”) hereby amends, restates, confirms and formalizes certain understandings between Mr. Daley and AmerUs which were agreed to by Mr. Daley and AmerUs at the time Mr. Daley agreed to undertake his duties on behalf of AmerUs and its affiliates and predecessors and which have thereafter been updated to reflect certain changed circumstances.

     IN CONSIDERATION of Mr. Daley’s agreement to accept the aforementioned position with AmerUs and the continuing performance of those duties and in consideration of the promises and covenants made hereunder, AmerUs and Mr. Daley agree as follows.

     1. Except as provided in the succeeding sentence, beginning on August 31, 2008, AmerUs agrees to pay to Mr. Daley, or his spouse in the event that Mr. Daley should predecease her, a monthly amount equal to the Retirement Amount as calculated below. In the event that Mr. Daley terminates his employment with AmerUs and its affiliates prior to August 31, 2008, Mr. Daley may elect, by giving at least 30 days written notice to the AmerUs Benefit and Pension Committee, to have monthly payments of the Retirement Amounts (or such lesser amount as provided in the immediately succeeding sentence) commence as of any month after such termination of employment. In the event of such an election, the monthly amount payable to Mr. Daley shall be equal to the Retirement Amount reduced pursuant to the formula set forth in Section 4.03 of the 1/1/96 AmerUs Pension Plan. For the purposes of the preceding sentence, the term “Early Retirement Date” in such Section 4.03 shall be replaced with the term “Early

Commencement Date,” as defined in Section 4 of this Agreement, and the term “Normal Retirement Age” in such Section 4.03 shall be replaced with the term “age 65.” The monthly payments made pursuant to this Agreement shall be made on the last day of each month beginning August 31, 2008, (or Mr. Daley’s Early Commencement Date, if applicable) until the later of the death of Mr. Daley or his spouse.

     2. The “Retirement Amount” means the amount calculated by (A) multiplying ..2693% by the number of months that Mr. Daley has been and is employed on a full time basis by AmerUs and its predecessor companies, (B) multiplying the product derived in clause (A) by sum of (i) the result of (a) multiplying $3,000 times the number of months that Mr. Daley has been employed on a full-time basis by AmerUs minus 37 months and (b) dividing the product derived in clause (i)(a) by the number of months that Mr. Daley has been employed on a full-time basis; plus (ii) Mr. Daley’s average monthly income as derived from his Pensionable Earnings, as defined in Article I Subsection (17) of the All*AmerUs Savings and Retirement Plan (without regard to the last sentence in such Subsection (17)), excluding income from stock options, stock grants and other awards under the AmerUs Stock Incentive Plan, and then (C) subtracting the “Monthly Base Amount” (as hereinafter defined) from the product of clauses A and B. The Monthly Base Amount is an amount calculated by (i) adding the maximum amount which AmerUs would be permitted to contribute in the aggregate as its “matching”, “core” and “interim benefit supplement” contributions (as those terms are used in the Plans) for each month that Mr. Daley has been employed on a full time basis by AmerUs to Mr. Daley’s accounts in the All*AmerUs Savings and Retirement Plan and the All*AmerUs Supplemental Executive

Retirement Plan, All*AmerUs Excess Benefit Plan and the Non-Qualified Non-Funded Deferred Compensation Agreement of October 1, 1998 (together the “Plans”) assuming that Mr. Daley would make the maximum permitted deferral; (ii) deducting from the amounts determined under clause (i) two percent (2%) of the sum of a) Mr. Daley’s Pensionable Earnings for each month that he is employed on a full time basis after January 1, 1996 and b) $3000 per month for each month that he is employed on a full time basis after October 1, 1998, and then (iii) crediting the amount of the remainder determined pursuant to the subtraction of clause (ii) from the amount determined in clause (i) with an interest rate equal to the actual earnings in the Plans on such remainder; and (iv) adding (a) the amount of the remainder determined pursuant to the subtraction of clause (ii) from the amount determined in clause (i) and (b) the amount calculated in accordance with clause (iii) as of the 8th of the month in which the first payment under this Agreement shall be made (together the “Final Amount”) and then determining the monthly amount that would be payable under a net single premium life annuity purchased on that date with the Final Amount, with an initial payment on the last day of the month in which the first payment under this Agreement shall be made, which utilizes the method of determining assumptions present in the 1/1/96 American Mutual Life Insurance Pension Plan which monthly amount shall be the “Monthly Base Amount.” An illustration of this calculation in this Section 2 making a number of assumptions, including an initial payment date of, and a continuation of employment until August 31, 2008, is attached to this Agreement as Exhibit 1.

3.	In the event (a) there is a Change of Control and (b) (i) Mr. Daley’s employment with AmerUs or any successor thereof is terminated, with such termination being neither by Mr.

Daley nor for Cause (as defined in Section 4), and no Comparable Employment (as defined in Section 4) is offered to Mr. Daley or (ii) Mr. Daley terminates his employment for Good Reason, then the Retirement Amount shall be calculated as if Mr. Daley had continued his employment with AmerUs on a full time basis until August 31st of 2008 with (1) the number of months in Section 2 (A)-(B) of this Agreement becoming 156 and (2) the average monthly income for each month from the date of his initial employment until his termination date being calculated pursuant to Section 2(B)(ii) and the average monthly income for each month from the date of termination until August 31, 2008 being equal to the average monthly income for the full fiscal year ended on the December 31st prior to his termination calculated for that period pursuant to Section 2(B)(ii), and the Monthly Base Amount being the amount calculated pursuant to Section 2 which will only include contributions for months he was actively employed by AmerUs. The monthly payments made pursuant to this Section 3 shall begin on August 31, 2008 unless Mr. Daley elects under Section 1 to have such payments begin on his Early Commencement Date, in which case the payments shall be adjusted in the manner described in the third sentence of Section 1.

     4. The following definitions shall apply to this Agreement.

     “AmerUs Stock Incentive Plan” shall mean collectively the AmerUs Life Holdings, Inc. Stock Incentive Plan, the AmerUs Group Co. 2000 Stock Incentive Plan and the AmerUs Group Co. 2003 Stock Incentive Plan, and any similar plans enacted after the date hereof.

     “Cause” shall mean Mr. Daley’s personal dishonesty, gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

     “Change of Control” shall mean any of the following events: (a) any Person or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than a Subsidiary of AmerUs Group Co. (for purposes of this definition, “Subsidiary” shall mean each of those Persons of which another Person, directly or indirectly through one or more Subsidiaries, owns beneficially securities having more than 25% of the voting power in the election of directors (or Persons fulfilling similar functions or duties) of the owned Person (without giving effect to any contingent voting rights)) or any employee benefit plan (or any related trust) of AmerUs Group Co. or a Subsidiary of AmerUs Group Co., becomes the beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of (1) 25% or more of the common stock of AmerUs Group Co. or (2) securities of AmerUs Group Co. that are entitled to vote generally in the election of directors of AmerUs Group Co. (“Voting Securities”) representing 25% or more of the combined voting power of all Voting Securities of AmerUs Group Co.; (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of AmerUs Group Co. (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of AmerUs Group Co.) whose appointment or election by the Board or nomination for election by AmerUs Group Co.’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or (c) there is consummated a merger, reorganization or consolidation involving AmerUs Group Co. or any direct or indirect Subsidiary of AmerUs Group Co. and any other corporation or other entity, other than a merger, reorganization or consolidation which results in the common stock and Voting Securities of AmerUs Group Co. outstanding immediately prior to such merger, reorganization or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60%, respectively, of the common stock and combined voting power of the Voting Securities of AmerUs Group Co. or such surviving entity or any parent thereof outstanding immediately after such merger, reorganization or consolidation, or (d) the stockholders of AmerUs Group Co. approve a plan of complete liquidation or dissolution of AmerUs Group Co. or there is consummated an agreement for the sale or disposition by AmerUs Group Co. of all or substantially all of AmerUs Group Co.’s assets.

     “Comparable Employment” shall mean employment with Employer, an Affiliate thereof or a third party involved in any Change of Control on terms and conditions which are no less favorable, in the aggregate to the terms and conditions of employment prevailing with respect to Employee immediately preceding a Change of Control, provided, however, such an offer of employment shall not be Comparable Employment if the acceptance of such offer would result in:

(1)	Assignment of duties or responsibilities that are substantially inconsistent with

Employee’s position, duties, responsibility or status with Employer immediately prior to the Change of Control or a substantial reduction of Employee’s duties or responsibilities as compared with Employee’s duties and responsibilities immediately prior to the Change of Control including; without limitation, Employee ceasing to be an executive officer, as that term is used pursuant to Regulation §229.401 of Regulation S-K under the Securities Act of 1933, the Securities Act of 1934 and the Energy Policy and Conservation Act of 1975, of a public company;

(2)	A reduction in the amount of Employee’s Base Compensation, a material reduction in Employee’s annual incentive compensation opportunity or long term incentive compensation opportunity (including an adverse change in performance criteria or a decrease in the target amount of annual or long term incentive compensation) or a material reduction in any other employee perquisites to which Employee is entitled, from that in effect immediately prior to the Change of Control, or

(3)	A relocation of Employee’s principal office to a location more than thirty-five (35) miles from the location of such office immediately prior to the Change of Control.

     “Early Commencement Date” shall mean the last day of the month in which Mr. Daley elects to have monthly payments begin pursuant to the second sentence of Section 1.

     “Good Reason” shall mean the occurrence of both (i) a Change of Control without Employee being offered Comparable Employment and (ii) a Material Event.

     “Material Event” shall mean the occurrence of any one of the following events without Employee’s express written consent:

(1)	The assignment to Employee of duties substantially inconsistent with Employee’s position, duties, responsibility or status with Employer or a substantial reduction of Employee’s duties or responsibilities, as compared with Employee’s duties or responsibilities prior to such reduction, or any removal of Employee from, or any failure to re-elect Employee to, the position Employee held at the time of such removal or failure to re-elect, except in connection with termination of employment for Cause including, without limitation, Employee ceasing to be an executive officer, as that term is used pursuant to Regulation §229.401 of Regulation S-K under the Securities Act of 1933, the Securities Exchange Act of 1934 and the Energy Policy and Conservation Act of 1975, of a public company; or

(2)	A reduction in the amount of Employee’s Base Compensation, a material reduction in payments received by Employee under any bonus or incentive plans in which Employee participates or a material reduction in any other employee perquisites to which Employee is entitled; or

(3)	The relocation of Employee’s principal office to a location more than thirty-five (35) miles from the location of such office immediately prior to such relocation; or

(4)	Any material breach of Employer of any of the provisions of this Agreement.

     “Transaction” shall mean any merger, consolidation, tender or exchange offer, dissolution, liquidation, sale or exchange of stock, business combination, sale or exchange of all or substantially all assets, demutualization or other similar transaction or combination of the foregoing by or between persons who were not under common control prior to the transaction.

     5. This Agreement does not constitute an agreement of employment or the promise to employ Mr. Daley for any specified period of time. It continues to be the understanding between AmerUs and Mr. Daley that Mr. Daley is and will continue to be an employee at will.

     6. This Agreement may not be amended or modified in any way except in a writing signed by both parties.

     7. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

     8. AmerUs and Mr. Daley designate the AmerUs Benefit and Pension Committee, as appointed by the Board of Directors, to administer and interpret this Agreement with all necessary discretion. The determinations of the AmerUs Benefit and Pension Committee shall be binding on the parties hereto.

     9. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof including the agreements of June 27, 1997 and March 14, 2000.

     Executed as of the 22nd day of August, 2003.

AmerUs Group Co.

By:	/s/ Roger K. Brooks
Roger K. Brooks

/s/ Victor N. Daley
Victor N. Daley

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